Exhibit 14.1

MEDWORTH ACQUISITION CORP.

CODE OF BUSINESS CONDUCT AND ETHICS FOR

DIRECTORS, OFFICERS AND EMPLOYEES

I.	Introduction

This Code of Business Conduct and Ethics for Directors, Officers and Employees (the “Code”) has been adopted by the Board of Directors (the “Board”) of MedWorth Acquisition Corp. (the “Company”) in accordance with the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission (the “Commission”) promulgated thereunder. The purpose of the Code is to promote ethical conduct and deter wrongdoing by the Company's directors, officers and employees (“Covered Persons”) in carrying out their duties and responsibilities for the Company. The Audit Committee of the Company's Board of Directors is responsible for addressing issues arising under this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation.

II.	Purpose

The purpose of the Code is to deter wrongdoing and to promote:

➢	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

➢	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the Company;

➢	compliance with applicable governmental laws, rules and regulations;

➢	prompt internal reporting of breaches of the Code; and

➢	accountability for adherence to the Code.

III.	Honest and Ethical Conduct

Each Covered Person shall act honestly and ethically in the execution of his or her duties on behalf of the Company. Specifically, each Covered Person shall:

➢	Act honestly towards persons outside the Company while maintaining the confidentiality of Company information where required or in the Company's best interests;

➢	Comply with applicable governmental laws, rules and regulations;

➢	Comply with the requirements of applicable accounting and auditing standards and Company policies in the maintenance of a high standard of accuracy and completeness in the Company's financial records;

➢	Avoid unlawful business practices and business practices that are likely to put the Company or its reputation in jeopardy;

➢	Endeavor to avoid the appearance of impropriety and to avoid conflicts of interest wherever possible.

IV.	Disclosure

The Company strives to make the contents of and the disclosures in the reports and documents that the Company files with the Commission and other public communications full, fair, accurate, timely and understandable and to comply with applicable disclosure standards, including standards of materiality. Each Covered Person must:

➢	not knowingly or intentionally make material misrepresentations, or cause or permit others under his or her direction or control to make material misrepresentations, of material facts about the Company to others, whether within or outside the Company;

➢	properly review and critically analyze proposed disclosure for accuracy and completeness when assigned or asked to do so.

V.	Compliance

It is the Company's policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Covered Person to, and each Covered Person must, adhere to the standards and restrictions imposed by those laws, rules and regulations applicable to his or her activities, including but not limited to those relating to accounting and auditing matters.

VI.	Reporting and Accountability

Any Covered Person who becomes aware of any existing or potential violation of this Code is required to notify the executive officer designated by the Board of Directors from time to time (the “Designated Officer”) promptly of an existing or potential violation of this Code. No Covered Person may retaliate against any employee or another Covered Person for reports of existing or potential violations that are made in good faith.

The Company's Designated Officer shall promptly report any existing or potential violation of this Code to the Audit Committee. Any existing or potential violation reported to the Designated Officer will be investigated and resolved in the manner determined by the Audit Committee.

VII.	Amendments and Waivers

Any material amendment or waiver of any provision of this Code must be approved in writing by the Company's Audit Committee and the Board of Directors and promptly disclosed in accordance with the requirements of applicable laws and regulations.

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VIII.	Other Company Policies

The policies set forth in this Code are in addition to all policies as may be adopted by the Board from time to time.

IX.	Questions

All questions relating to this Code and its applicability to particular persons or situations should be addressed to the Company's Designated Officer.

Adopted effective as of ____________, 2013

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